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                                                                    EXHIBIT 23.1


  Report on Financial Statement Schedule and Consent of Independent Auditors


The Board of Directors and Stockholders
Exponent, Inc.:

The audits referred to in our report dated January 24, 2001, included the related financial statement schedule as of December 29, 2000, and for each of the years in the three-year period ended December 29, 2000, as listed in the index in Item 14(a)2 herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-38479, 33-46054, 33-72510, 33-72510, 33-79368, and 333-31830) on Form S-8 of
Exponent, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2000, and the related schedule, which reports appear or are incorporated by reference in the December 29, 2000, annual report on Form 10-K of Exponent, Inc.


                                                  KPMG LLP

Mountain View, California
March 27, 2001